Exhibit 10.1.a

AMENDMENT TO

HARTE-HANKS, INC.

NON-QUALIFIED PERFORMANCE STOCK OPTION AGREEMENT

THIS AGREEMENT, effective as of the              day of December, 2005 (the “Amendment Date”) is between Harte-Hanks, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), and                          (hereinafter referred to as the “Participant”).

WITNESSETH:

WHEREAS, the Corporation has adopted the Harte-Hanks, Inc. 1991 Stock Option Plan (the “Plan”), which provides for the grant of Non-Qualified Performance Stock Options to employees of the Corporation and its Subsidiaries or Parent as selected by the Board to purchase shares of common stock of the Corporation, par value one dollar ($1.00) per share (the “Common Stock”);

WHEREAS, the Participant was awarded Non-Qualified Performance Stock Options (the “Options”) as shown on Exhibit A, which were unvested as of December 31, 2004 pursuant to stock option agreement(s) (the “Option Agreement”);

WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of this amendment to the Options;

WHEREAS, new Section 409A of the Internal Revenue Code (“Code”) has affected certain tax rules relating to the Options; and

WHEREAS, the Internal Revenue Service has permitted certain amendments to stock options in order to comply with Code Section 409A, provided such amendments are agreed to no later than December 31, 2005.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. As of the Award Date, the Options are hereby amended to provide that, notwithstanding any other provision of the Option Agreement, each Option will only be exercisable on the business day following the Vesting Date of the Option shown on Exhibit A and will be exercised in the manner I elect in Section 2; provided that the automatic exercise of the Option will only occur if on the date of such exercise the fair market value of the Common Stock exceeds the applicable Option Price shown on Exhibit A.

2. I hereby elect to exercise such Option in the following manner (check one)

a.              automatic exercise and hold.

             I will submit a check to the Company in the amount of the required exercise price and tax withholding amounts no later than 5pm on the exercise date.

Or

             I will pay the aggregate exercise price amount and any required tax withholding amount in Common Stock that has been owned by me for at least six months prior to the exercise date. Accordingly, I will deliver a notarized statement that I owned for at least six months the number of shares of Common Stock to be used as payment for (i) the exercise of the Option and (ii) withholding taxes due upon exercise (and delivering cash by 5pm on the date of exercise, to the extent the value of such shares is less than the exercise price and the tax amount). I recognize that the shares of Common Stock used to pay for the exercise price and taxes will be valued at the closing price on the exercise date.

b.              automatic broker-assisted cashless exercise. In order to comply with the stock ownership guidelines for officers, upon the exercise of such options I will retain fifty percent (50%) of the “Net Shares” related to the exercise. “Net Shares” means the number of shares remaining after (i) the sale of shares to cover the exercise price of options and (ii) the sale of shares sufficient to pay taxes related to the exercise of options.

I understand such exercise will be in accordance with the procedures adopted by the Committee administering the Plan.

3. Except as provided in paragraph 1, above, the Option Agreement shall remain in full force and effect until its expiration at the end of the exercise date described above.

4. By signing below, the Participant certifies that he is not in possession at this time of any material non-public information relating to the Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Participant:

Address:

Harte-Hanks, Inc.

By:

Exhibit A

Option No.	Grant Date	Exercise Price	Vesting Date	Number of Options